Exhibit 23

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-76817, 333-72841, and 333-41863) and Form S-3 (NO. 333-112464) of Mechanical Technology Incorporated of our reports dated February 13, 2004, relating to the financial statements and financial statement schedule, which appears in this Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

Albany, New York

March 10, 2004